Exhibit 99.1

   Macquarie Infrastructure Corporation Announces Enhancements to Capitalization

  $275 million, 7-year facility entered into by BEC
  MIC revolving credit facility upsized to $410 million

NEW YORK--(BUSINESS WIRE)--August 31, 2015--Macquarie Infrastructure Corporation (NYSE:MIC) has announced the completion of a financing of its Bayonne Energy Center (BEC) power generating business and an increase in the available capacity under its holding company revolving credit facility.

BEC, which had been debt free since mid-July 2015, entered into a new debt facility consisting of a seven-year, $275 million term loan bearing interest at an all-in (hedged) rate of 3.91%. BEC also secured a seven-year, $25 million revolving credit facility. The revolving facility is currently undrawn and will be used primarily as backing for letters of credit supporting collateral and reserve requirements.

“The structure of the debt at BEC optimizes both the generation of free cash flow and our ability to fund the growth of the business,” said James Hooke, chief executive officer of MIC.

MIC increased the size of its holding company level revolving credit facility to $410 million from $360 million. Bank of America Merrill Lynch is providing the additional $50 million in capacity on terms that are identical to those already in place. The facility matures in July of 2019 and bears interest at a variable rate based on MIC’s credit rating. MIC is rated BBB- by Standard and Poor’s resulting in a current interest rate on any drawn balance of the credit facility of the London Interbank Offering Rate (LIBOR) plus 1.75%. The facility is currently undrawn.

About Macquarie Infrastructure Corporation

Macquarie Infrastructure Corporation owns, operates and invests in a diversified group of infrastructure businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals, an airport services business, Atlantic Aviation, a gas processing and distribution business, Hawaii Gas, and several entities comprising a Contracted Power and Energy segment. MIC is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Corporation website at www.macquarie.com/mic. MIC-G

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

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